Exhibit 99.1


This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, Mr. Lind's comments regarding (i) future events involving our player stations in California; (ii) the rates of Class II player station installations in the fourth quarter; (iii) the opening of the WinStar Casino and our expectations regarding benefits of such opening to Multimedia; (iv) our expectations regarding future development projects and the benefits of existing development projects, as well as our expectations regarding the significance of future revenues from such projects; (v) our expectations regarding our discussions with the NIGC related to our Reel Time Bingo game; (vi) our expectations regarding future NIGC enforcement activity, and our predictions about the market effects of such actions, should they occur; (vii) our expectations regarding our Gen 4 gaming platform and the future performance of our new games; (viii) our expectations and predictions regarding the future financial performance of our central determinate system as employed by the New York Lottery; and (ix) our expectations regarding future product releases. Also, our discussion in the section under the heading "Guidance" is almost entirely forward looking.

Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: the risk of an impaired competitive position for our games as a result of changes we make in order to obtain a Class II certification letter from the NIGC; the risk that we may not ultimately obtain a Class II certification letter from the NIGC for any version of our games; we continue to face legal and regulatory uncertainties and challenges to our business that are difficult to predict and may significantly affect our business; the effects of increased competitive pressures on our ability to sell new player stations and price our games; the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; new risks and challenges we confront as we expand into non-Native-American gaming activities; risks associated with a high level of customer and geographic concentration; and the risks that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed form time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.


Multimedia Games, Inc. (Nasdaq: MGAM) today reported record operating results for its fiscal third quarter, ended June 30, 2003, as summarized below:


                           Summary of Q3 2003 Results
        (In thousands, except per-share data and player station counts)


                                                        For the Three Months Ended
                                                                 June 30,
                                                           2003              2002             % Change
                                                     --------------   -----------------   ------------
         Net revenues                                $       37,924    $         25,859       46.7%
         EBITDA(1)                                   $       19,990    $         14,936       33.8%
         Net income                                  $        8,864    $          6,843       29.5%
         Diluted EPS                                 $         0.60    $           0.47       27.7%
         Average installed
           Class II player stations                           8,683               6,728       29.1%
           Class III player stations                          2,244               2,084         7.7%

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.

Commenting on the results, Clifton Lind, Multimedia Games' President and Chief Executive Officer, said, "Our third-quarter results benefited from record sales of 1,062 Class III player stations and ancillary products in the Washington State Class III market, as well as recurring revenue generated by 9,244 Class II player stations in 88 tribal gaming facilities. The 7,569 Class II New Generation player stations installed as of June 30, 2003 reflects the net addition of 797 player stations during the quarter, comprising 455 incremental units in Oklahoma, 315 incremental units in California and 27 incremental units in other states.

"Our average hold per day for New Generation (Reel Time Bingo(TM) and MegaNanza(TM)) player stations decreased 15% to $114, from $134 in the March 2003 quarter, due partially to continued economic weakness in the Oklahoma Class II markets. However, the primary reason for the decline in the average hold per day was increased competition from the proliferation of gaming devices that do not appear to be Class II games based on the National Indian Gaming Commission's ("NIGC") current interpretations and recent public statements. Several of these games and gaming systems, including the one that has most significantly affected the play of our games, have already been specifically identified by the NIGC as being non-Class II in their present form.

"Notwithstanding the impact of `non-Class II games' in our markets, Multimedia's rate of Class II player station installations is expected to increase significantly in the fourth fiscal quarter. The WinStar gaming facility, which is about an hour's drive north of the Dallas-Ft.Worth Metroplex, and for which we provided development funding, had its long anticipated opening this morning. Therefore, we expect to realize initial benefits from this property in the fourth fiscal quarter of 2003 rather than in the third fiscal quarter as we had originally anticipated. Pursuant to our development funding agreement for the project, we secured long-term floor space guarantees for roughly 800 New Generation player stations, representing approximately 80% of the available floor space, resulting in a net addition of approximately 600 player stations compared to the installed base of the old facility. WinStar is a unique gaming facility, offering players from the Dallas-Ft.Worth Metroplex a gaming experience previously not available to that market."

Lind continued, "In addition to the WinStar facility, we recently entered into agreements for four other development projects in Oklahoma. We have committed up to $26 million for these projects, two of which are located in smaller markets, one in a medium market and one in a large market. We expect construction to begin on these gaming facilities late in calendar 2003 with anticipated completion dates in the summer or early fall of 2004. These facilities will result in approximately 1,500 additional player station installations, and total long-term commitments for approximately 2,400 units at these four sites. We expect to fund these facilities through our existing cash on hand, cash flow from operations, or, if needed, our credit facility. Considering the solid returns, long-term player station placement guarantees, and attractive revenue share percentages that such projects present to Multimedia, we have identified and are working with tribes on four new development-funding opportunities, two of which are outside of Oklahoma. We plan to continue to emphasize and pursue similar development-funding projects as an important element of our Class II expansion initiatives. As we complete more of these development-funding arrangements, we believe that we will have converted a meaningful portion of our recurring revenues to long-term contracts.

"Previously, we expected to convert the remaining MegaNanza units in the field to Reel Time Bingo by the end of May. While an additional 396 MegaNanza units were converted to Reel Time Bingo and 15 MegaNanza units were removed during the June 2003 quarter, approximately 883 MegaNanza units, representing 9.6% of our installed base of Class II player stations, remain in five facilities operated by three of our tribal customers. Multimedia remains committed to providing Class II games that our tribal customers want to offer their patrons, and these tribal customers have elected to continue running MegaNanza just as they continue to run competitors' similar electronic bonanza-bingo offerings. As previously reported, in almost every gaming facility where a tribe has requested the conversion of its MegaNanza units to Reel Time Bingo, and prior to recent changes in the competitive environment, the performance of the Reel Time Bingo units equal or exceed that of the MegaNanza units they replaced, following a brief player-familiarization period.

"Over the last four months, we have had active discussions with the NIGC, which have resulted in several changes being made to the Reel Time Bingo version that is under review, and the consideration of several additional requested changes. To date, we have submitted four gaming laboratory reports for two different versions of our Reel Time Bingo gaming engine. We believe we have fulfilled all terms and conditions of the agreement we entered into with the NIGC earlier this year, and remain optimistic that a Class II game classification letter for a version of Reel Time Bingo 2.0 ("RTB 2") could be issued soon. Importantly, the settlement agreement also stipulates that after issuing its opinion letter, the NIGC is required to notify all Class II tribes of its position on electronic bonanza-bingo style games. Provided such notification is issued, we believe that some tribes will choose to remove some or all `non-Class II' games and first- and second-generation electronic bonanza bingo games. At that time, Multimedia will again have the opportunity to compete on equal footing with other providers of legal Class II games. Based on the strength of our technology and development teams, which have consistently created the most innovative, enjoyable and, over time, the highest-earning products for the Class II markets, we believe that we can gain a meaningful percentage of the available floor space if tribes remove the non-Class II machines, or if enforcement actions are commenced. In addition, in that circumstance, we expect players who have switched their play to `non-Class II' or second-generation electronic bonanza-bingo games to resume playing our games, which would contribute to improved hold per day.

"Next week, we will begin converting Class II gaming facilities to Gen4, our fourth generation gaming platform. The Gen4 gaming platform offers our customers and players the most flexible Class II gaming system available today and supports features not traditionally available in Class II gaming venues, including complex bonus rounds and local-area and wide-area progressive games. In late August, following a build-up of player stations operating on the Gen4 gaming platform, we will begin offering the new complex bonus-round, and local-area and wide-area progressive games. The first bonus-round games to be released on the Gen4 Class II system will include high-profile licensed titles such as WMS Gaming's Jackpot Party(R) and Mikohn's Yahtzee(TM), as well as our own licensed bonus reel offering based on the comedy of Jeff Foxworthy. The first local-area and wide-area progressive games to be released on the Gen4 Class II operating system will be three versions of Bally Gaming's Betty Boop(TM) game. In July, we introduced the first bonus round games for our Gen3 gaming platform, including licensed titles such as WMS' Filthy Rich(R) and Reel `em In!(R) and our own Who's Your Froggy?(TM), all of which have performed above the network average. We remain confident that the combination of the new technology, enhanced features and these games with mass-appeal themes will result in additional installations and greater play."

Lind added, "In April, we received the signed contract to provide the central determinant system for the network of video lottery terminals ("VLTs") to be operated at licensed racetracks in New York State. We view the completion of this contract as a further validation of our central system technology, and this contract positions us to further diversify our future revenue sources. The current phase of the legislative process in New York concerning the VLT program appears to be complete and, while subject to appeal, the legal process is complete as well. Based on the resolution of the legislative and legal process, several of the racetracks are now initiating facility build-outs, and there are initial indications that the first placements of VLTs will begin in late 2003. Recent industry reports have noted that the total number of VLTs that could be installed in the state is significantly higher than originally projected. We believe that our system is gaining increasing acknowledgment as a technologically superior offering for states considering a central determinant system for gaming, and that the VLT and `racino' market will represent a meaningful portion of our revenues and earnings within the next three years."

Lind concluded, "As we indicated previously, there are significant changes taking place in the Class II market from which we presently derive most of our earnings. The NIGC's review of RTB 2 and two of our competitors' games has had the effect of slowing down the pace of Class II player station orders from tribes who are waiting for NIGC approval of new Class II games. We believe that the anticipated enforcement actions by the NIGC will ultimately result in a level playing field, whereby our games will distinguish themselves as the industry's best Class II offerings, and facilitate a return to a higher hold per day for our New Generation games. We hope to receive a Class II gaming classification for a version of RTB 2 shortly, and following that classification, we would expect to have an opportunity to gain market share. We are not, however, relying on enforcement actions alone to secure our future. We also plan to release two additional Class II gaming engines in the first quarter of FY 2004. Our industry-leading knowledge of the Class II market, combined with our innovative technology allows us to rapidly develop new products for new or expanding markets. Historically, we have successfully replaced our mature products and displaced other vendors with our innovative offerings, and the timing is right for us to extend that track record. Finally, our cash reserves, financial resources and our strong balance sheet support our ability to continue driving growth and value for our shareholders."

Fiscal 2003 Third Quarter Results:
Net revenues for the quarter rose 46.7% to $37.9 million, compared to $25.9 million in the third quarter of 2002. Third quarter 2003 EBITDA (earnings before interest, taxes, depreciation and amortization), rose 33.8% to a record $20.0 million, from $14.9 million in the third quarter of 2002.

The increase in third quarter net revenues and EBITDA is attributable to the continued growth of the installed base of player stations featuring New Generation games (primarily Reel Time Bingo), as well as the sale of 1,062 Class III player stations to tribal gaming establishments in Washington State.

Continued demand for New Generation player stations resulted in a 64.4% increase in the installed base of New Generation player stations as of June 30, 2003, compared to the installed base at June 30, 2002. At June 30, 2003, Reel Time Bingo games represented 88.3% of the total installed base of New Generation units, up from 80.9% in the quarter ended March 31, 2003. As in the previous quarter, the increase in the installed base of New Generation games was partially offset by a decline in the number of lower-performing Legacy units, which continue to be removed at higher rates as certain tribal facilities replace them with better performing units. Accordingly, the installed base of Class II player stations at June 30, 2003 increased by 616 total units from the quarter ended March 31, 2003, which reflects the net addition of 797 New Generation player stations and the net removal of 181 Legacy Game player stations.

The following table sets forth the Company's end-of-period installed player station base by quarter and by product line for each of the four most recent fiscal quarters:


    Quarter           Reel Time                                                 Total              Total
     Ended              Bingo           MegaNanza          Legacy          Class II Units        Class III Units
 -------------      ------------    ---------------    ---------------   ------------------    -----------------
   6/30/2003           6,686               883             1,675               9,244                2,455
   3/31/2003           5,478             1,294             1,856               8,628                2,117
   12/31/2002          1,840             4,161             2,216               8,217                2,109
   9/30/2002           1,276             3,962             2,398               7,636                2,139

For the quarter ended June 30, 2003, the net revenue per player station per day for Reel Time Bingo and MegaNanza was approximately $32 and $44, respectively, which reflects the lower average hold per day reviewed above. All of the 883 remaining MegaNanza units, 595 of which are placed in New York, are in locations that historically have reported an average hold per day (and resulting net revenue per player station) that exceed the network average. The Company's net revenue per player station per day represents gross revenues, less amounts allocated to the tribal facility or casino, divided by the average number of player stations and the number of days in the period.

SG&A expenses increased $1.0 million, from $9.6 million for the June 2002 quarter to $10.6 million for the June 2003 quarter. This increase was primarily the result of an increase in salaries and wages and employee benefits for additional personnel hired to address the Company's electronic gaming network needs, and from the additional facility expense resulting from the greater number of employees. Repairs and maintenance and insurance expense also increased in the June 2003 quarter due to the greater number of player stations in the field during the current quarter.

Inventory decreased from $15.1 million at March 31, 2003 to $13.0 million at June 30, 2003 primarily as a result of the placement of Class II and Class III units. As of June 30, 2003, the Company had 1,134 finished player stations in inventory at a total cost of $5.8 million, and a component parts inventory of $7.2 million. Component parts are utilized both to assemble new player stations and to replace parts in existing player stations. Anticipated player station placements in the current quarter, including the units already placed at the WinStar facility, are expected to further reduce inventory in line with the Company's historical inventory levels.

Notes receivable increased from $2.6 million as of March 31, 2003 to $11.4 million as of June 30, 2003, primarily due to sales of Class III player stations during the third quarter as well as for the portion of the construction advances relating to the WinStar facility that is to be repaid to the Company.

During the quarter ended June 2003, the Company capitalized $1.0 million in costs related to the internal development of its gaming products and systems, compared to $1.7 million during the quarter ended March 2003. A reconciliation of the capitalized software follows (in thousands):


                                                        Net Book Value
                                                        --------------
      Capitalized software - March 31, 2003           $           3,510
      Additions:
           NY Lottery                                               277
           Gen4 gaming system                                       189
           Game themes                                              531
      Project write-offs                                            ---
      Amortization                                                (186)
                                                      -----------------
      Capitalized software - June 30, 2003            $           4,321
                                                       ================

For the quarter ended June 2003, total additions to fixed assets were $12.9 million, representing cash cap-ex of $11.8 million and financed cap-ex of $1.1 million. Of the total additions to fixed assets, $4.0 million related to the placement of Class II player stations, $100,000 related to the placement of Class III player stations, $3.0 million related to component parts and back-office systems for player stations, $2.2 million related to construction costs incurred during the quarter for the WinStar gaming facility, $200,000 related to equipment and third-party software for the NY Lottery, $1.0 million related to internally developed software (detailed above), and the remaining $2.4 million related to corporate infrastructure and other asset purchases.

Through June 30, 2003, Multimedia advanced $9.3 million for the construction of the WinStar facility, which was originally estimated to be $9 million. The current estimated cost for the facility is $10.2 million. The additional $1.2 million relates to facility upgrades requested by the tribe and minor cost overages.

Depreciation and amortization in the June 30, 2003 quarter increased to $5.5 million, from $5.1 million in the March 2003 quarter. Depreciation and amortization expense as a percentage of average net PP&E was 9.6% for the current quarter, compared to 10.3% for the March 2003 quarter. The decrease is related to capitalized costs for the WinStar gaming facility and for the New York Lottery project, which are not yet being depreciated, as these assets were not placed in service during the fiscal third quarter.

Research and development expenses in the June 30, 2003 quarter increased by 65.6% to $2.5 million, from $1.5 million for the June 2002 quarter. The increase in research and development expenses is due to an increase in the number of employees in the Company's development group, resulting from efforts to develop new gaming products and systems for the Class II and Class III markets, and other potential markets the Company may enter.

Guidance
Based on FY 2003 results to date, current business and regulatory trends and general economic conditions, Multimedia now believes diluted EPS for FY 2003 will be approximately $2.10 - $2.15, compared to its prior guidance of $2.30 per share. The Company anticipates that Q4 2003 results compared to Q3 2003 results will reflect a moderate decline in average hold per day on its New Generation player stations as a result of the ongoing availability of "non-Class II" games that compete with the majority of the Company's Class II offerings, and to a lesser degree, continuing unfavorable economic conditions in Oklahoma.

The guidance revision also reflects: management's expectation that overall net gaming revenue will increase on a monthly sequential basis from June through September due to a higher installed base of New Generation player stations, despite the currently lower level of hold per machine; the delayed opening of the WinStar expansion project; additional placements of Class II player stations in California and Washington State; and, sales of Class III player stations to tribes in Washington State, which the Company expects to be lower in Q4 2003 than in either of the two quarters immediately prior.

The table below summarizes the Company's current financial guidance for the fourth quarter and full year 2003 ($ in millions, except per-share data):


                       Q1 2003           Q2 2003           Q3 2003            Q4 2003              FY 2003
                       (actual)          (actual)          (actual)         (guidance)           (guidance)
                     -------------      ------------      -------------  -------------------  -------------------
EBITDA                $      16.5        $     17.9        $      20.0    $ 16.9  -  $ 17.9    $ 71.3  -  $ 72.3
Net Income            $       7.5        $      7.9        $       8.9    $  6.6  -  $  7.3    $ 30.9  -  $ 31.6
Diluted EPS           $      0.50        $     0.56        $      0.60    $ 0.44  -  $ 0.49    $ 2.10  -  $ 2.15

Despite the earnings pressures experienced in Q3 2003, which the Company anticipates will continue through Q4 2003, management is not making significant revisions to its longer-term earnings growth targets. Multimedia expects the following favorable developments to have a positive impact on earnings in FY 2004, which should enable Multimedia to maintain favorable earnings growth rates:

|X| The scheduled installation of the Gen4 gaming system in Class II facilities beginning in August, along with the local-area and wide-area progressive and complex bonus-round games made possible by that system;

|X| Several installations currently being scheduled for sites outside of Oklahoma, where the hold per day should be greater than recent network averages;

|X| The introduction of more games in the next six months than in the prior 12-month period, including the licensed titles, complex bonus-round games and local-area and wide-area progressive games previously discussed; and,

|X| The release in Q1 FY04 of two additional New Generation Class II game engines, which are expected to be extremely well received by players. The schedule for these new gaming engine releases is consistent with those for prior new gaming engine releases replacing mature product lines.


In addition, based upon recent public statements by officials at the NIGC and the terms of the settlement agreement with the NIGC announced in March, Multimedia is optimistic that there will be increased enforcement action in the Class II market that will enhance the competitive position of the Company's games.


Conference Call
Multimedia Games, Inc. is hosting a conference call and webcast today 10:00 a.m. EDT (9:00 a.m. CDT). Both the call and webcast are open to the general public. The conference call numbers are (800) 289-0533 (domestic) or (913) 981-5525 (international). Please call five minutes prior to the presentation to ensure that you are connected. Questions will be taken only from conference call participants. Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on 15 minutes in advance to ensure that you are connected prior to the call's initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm. A digital replay of the teleconference will also be available beginning at 1:00 p.m. EDT (12:00 p.m. CDT) the day of the call, continuing through midnight EDT on August 8, 2003. To access this rebroadcast, dial (888) 203-1112 (domestic) or
(719) 457-0820 (international), and enter the pass code 565944.

About Multimedia Games, Inc.
Multimedia Games, Inc. is the nation's leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company's development and marketing efforts focus on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States. Additional information may be found at www.multimediagames.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Forward-looking statements in this press release include, but are not limited to, Mr. Lind's comments regarding (i) future events involving our player stations in California; (ii) the rates of Class II player station installations in the fourth quarter; (iii) the opening of the WinStar Casino and our expectations regarding benefits of such opening to Multimedia;
(iv) our expectations regarding future development projects and the benefits of existing development projects, as well as our expectations regarding the significance of future revenues from such projects; (v) our expectations regarding our discussions with the NIGC related to our Reel Time Bingo game;
(vi) our expectations regarding future NIGC enforcement activity, and our predictions about the market effects of such actions, should they occur; (vii) our expectations regarding our Gen 4 gaming platform and the future performance of our new games; (viii) our expectations and predictions regarding the future financial performance of our central determinate system as employed by the New York Lottery; and (ix) our expectations regarding future product releases. Also, our discussion in the section under the heading "Guidance" is almost entirely forward looking.

Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: the risk of an impaired competitive position for our games as a result of changes we make in order to obtain a Class II certification letter from the NIGC; the risk that we may not ultimately obtain a Class II certification letter from the NIGC for any version of our games; we continue to face legal and regulatory uncertainties and challenges to our business that are difficult to predict and may significantly affect our business; the effects of increased competitive pressures on our ability to sell new player stations and price our games; the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; new risks and challenges we confront as we expand into non-Native-American gaming activities; risks associated with a high level of customer and geographic concentration; and the risks that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed form time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.


                          -Financial statements follow-

                             MULTIMEDIA GAMES, INC.
                           CONSOLIDATED BALANCE SHEETS
                   As of June 30, 2003 and September 30, 2002
               (In thousands, except shares and per-share amounts)

                                                                            June 30,            September 30,
                                                                               2003                  2002
                                                                      --------------------   -------------------
                                               ASSETS                     (Unaudited)             (Audited)
CURRENT ASSETS:
   Cash and cash equivalents                                            $           19,021    $           15,247
   Accounts receivable                                                               6,519                 5,697
   Allowance for doubtful accounts receivable                                        (538)                 (428)
   Inventory, net                                                                      874                 4,303
   Prepaid expenses and other assets                                                 1,366                 1,418
   Notes receivable, net                                                            10,912                 3,115
   Federal and state income tax receivable                                           1,250                    ---
   Deferred taxes                                                                    1,394                   797
                                                                          ----------------     -----------------
         Total current assets                                                       40,798                30,149
Restricted cash and long-term investments                                            1,287                 1,493
Inventory - non-current                                                             12,175                10,328
Property and equipment, net                                                         61,090                40,137
Notes receivable - non-current                                                         500                   ---
Other assets                                                                         7,841                 4,083
                                                                          ----------------     -----------------
         Total assets                                                   $          123,691    $           86,190
                                                                         =================     =================
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and capital leases                 $            2,695    $              245
   Accounts payable and accrued expenses                                            15,880                14,480
   Federal and state income tax payable                                                ---                 1,181
   Halls' share of surplus                                                             ---                   793
   Prize fulfillment fees payable                                                      ---                    44
   Deferred revenue                                                                     24                 1,929
                                                                          ----------------     -----------------
         Total current liabilities                                                  18,599                18,672
Long-term debt and capital leases, less current portion                              6,463                   369
Other long-term liabilities                                                          3,399                 1,385
Deferred taxes                                                                       2,041                   252
                                                                          ----------------     -----------------
         Total liabilities                                                          30,502                20,678
                                                                          ----------------     -----------------
Stockholders' equity:
   Preferred stock, Series A, $0.01 par value, 2,000,000
     shares authorized, no shares issued and outstanding                               ---                   ---
   Common stock, $0.01 par value, 25,000,000 shares authorized
     14,230,670 and 13,963,489 shares issued, and 13,125,467 and
     12,889,144 shares outstanding, respectively                                       142                   140
   Additional paid-in capital                                                       44,092                40,996
   Stockholders' notes receivable                                                  (1,451)               (2,417)
   Treasury   stock,   1,105,203  and  1,074,345   shares  at  cost,
     respectively                                                                  (6,491)               (5,847)
   Retained earnings                                                                56,897                32,640
                                                                          ----------------     -----------------
         Total stockholders' equity                                                 93,189                65,512
                                                                          ----------------     -----------------
         Total liabilities and stockholders' equity                     $          123,691    $           86,190
                                                                         =================     =================

                             MULTIMEDIA GAMES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                For the Three Months Ended June 30, 2003 and 2002
               (In thousands, except shares and per-share amounts)

                                                                               2003                   2002
                                                                        ------------------   --------------------
REVENUES:                                                                 (Unaudited)            (Unaudited)
   Gaming revenue - Class II                                             $          82,055     $           74,048
   Gaming revenue - Class III                                                        1,068                  1,630
   Player station and license sales and lease revenue                               12,489                  2,546
   Other                                                                               384                    396
                                                                          ----------------      -----------------
         Total revenues                                                             95,996                 78,620
   Allotments to hall operators                                                     58,004                 52,366
   Bingo prizes and related costs                                                       68                    395
                                                                         -----------------     ------------------
         Net revenues                                                               37,924                 25,859
                                                                         -----------------     ------------------
OPERATING COSTS AND EXPENSES:
   Cost of player stations and licenses sold                                         7,335                  1,334
   Selling, general and administrative expenses                                     10,599                  9,589
   Amortization and depreciation                                                     5,512                  3,622
                                                                         -----------------     ------------------
         Total operating costs and expenses                                         23,446                 14,545
                                                                         -----------------     ------------------
         Operating income                                                           14,478                 11,314
OTHER INCOME (EXPENSE):
Interest income                                                                         71                     76
Interest expense                                                                     (187)                   (10)
                                                                          ----------------      -----------------
Income before income taxes                                                          14,362                 11,380
Income tax expense                                                                   5,498                  4,537
                                                                          ----------------      -----------------
         Net income                                                      $           8,864     $            6,843
                                                                          ----------------      -----------------
Basic earnings per share                                                 $            0.68     $             0.54
                                                                                      ====                   ====
Diluted earnings per share                                               $            0.60     $             0.47
                                                                                      ====                   ====
Shares:
Basic                                                                           12,999,419             12,669,643
                                                                                ==========             ==========
Diluted                                                                         14,817,718             14,600,376
                                                                                ==========             ==========

                For the Nine Months Ended June 30, 2003 and 2002
                                                                              2003                   2002
                                                                        ------------------   --------------------
REVENUES:                                                                 (Unaudited)            (Unaudited)
   Gaming revenue - Class II                                             $         249,709     $          201,672
   Gaming revenue - Class III                                                        3,132                  4,419
   Player station and license sales and lease revenue                               15,623                  6,324
   Other                                                                             1,110                  1,049
                                                                          ----------------      -----------------
         Total revenues                                                            269,574                213,464
   Allotments to hall operators                                                    175,645                142,792
   Bingo prizes and related costs                                                    1,171                  1,127
                                                                         -----------------     ------------------
         Net revenues                                                               92,758                 69,545
                                                                         -----------------     ------------------
OPERATING COSTS AND EXPENSES:
   Cost of player stations and licenses sold                                         8,730                  4,149
   Selling, general and administrative expenses                                     29,667                 24,740
   Amortization and depreciation                                                    15,073                 10,433
                                                                         -----------------     ------------------
         Total operating costs and expenses                                         53,470                 39,322
                                                                         -----------------     ------------------
         Operating income                                                           39,288                 30,223
OTHER INCOME (EXPENSE):
Interest income                                                                        263                    189
Interest expense                                                                     (245)                   (38)
                                                                          ----------------      -----------------
Income before income taxes                                                          39,306                 30,374
Income tax expense                                                                  15,049                 11,890
                                                                          ----------------      -----------------
         Net income                                                      $          24,257     $           18,484
                                                                          ----------------      -----------------
Basic earnings per share                                                 $            1.87     $             1.50
                                                                                      ====                   ====
Diluted earnings per share                                               $            1.66     $             1.27
                                                                                      ====                   ====
Shares:
Basic                                                                           12,941,280             12,348,204
                                                                                ==========             ==========
Diluted                                                                         14,647,583             14,589,082
                                                                                ==========             ==========

Reconciliation of U.S. GAAP Net income to EBITDA:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:

                Reconciliation of U.S. GAAP Net income to EBITDA:

                                                 For the Three Months Ended         For the Nine Months Ended
                                                          June 30,                           June 30,
                                                    2003              2002             2003              2002
                                              --------------    --------------   --------------    ----------
                                                                        (In thousands)
   Net income                                  $       8,864     $       6,843    $      24,257     $      18,484
   Add back:
   Amortization and depreciation                       5,512            3,622            15,073            10,433
   Interest expense (income), net                        116              (66)              (18)             (151)
   Income tax expense                                  5,498             4,537           15,049            11,890
                                                 -----------       -----------      -----------       -----------
   EBITDA                                      $      19,990     $      14,936    $      54,361     $      40,656